Exhibit 4.4

Loan Agreement (Preliminary English Translation)

Earlyworks Co., Ltd. (the “Debtor”) has entered into the following terms of loan agreement with The Shoko Chukin Bank, Ltd. (“the Bank”) upon accepting each of the terms and conditions of the written agreement separately submitted.

Article 1(Term loan)

The Debtor borrowed money from the Bank under the following terms and conditions.

[Loan outline]

1.	Principal Amount	JPY50,000,000

2.	Use of funds:	Working capital

3.	Interest rate:	2.69000% p.a.

4.	Principal repayment date and way of repayment

Principal repayment date	times	Amount per payment
² From end of Nov 2022- on last day of each month ² End of Sep 2027	58 1	JPY 850,000 JPY 700,000

5.	Interest payment date and method

Payment method	Payment date	Payment cycle
Advance payment	Last day of each month	Monthly

6.	In case the principal repayment date and interest payment date fall on a bank holiday, payment will be made on the following business day.

7.	Damage payment

In the event of default of obligations under this agreement, damages at the rate of 14.5% per annum on the amount owed shall be paid.

8.	Special clause: None

Article 2 (Early repayment)

Not applicable

Article 3 (Location of debt payment)

The place of debt payment under this agreement shall be the Ueno Branch of the Bank.

Article 4 (Cost-bearing)

The Debtor shall bear all costs of preparing the deed under this agreement and any other costs required for this agreement.

Article 5 (Guarantee)

1.	The guarantor shall be jointly and severally liable with the obligor for all debts owed by the obligor to the Bank pursuant to this agreement, and the performance of such obligations shall be subject to the provisions of this agreement in addition to the provisions of the written agreement separately submitted by the obligor.

2.	The guarantor does not refuse to perform the obligation even if the Debtor has a right of setoff, right of rescission or right of release against the Bank.

3.	If the guarantor has other guarantees for the borrower’s transactions with the Bank, such guarantees shall not be modified by this Guarantee Agreement.

4.	The guarantor does not claim indemnity even if the Bank changes or releases the collateral or other guarantees for its convenience.

5.	If the guarantor fulfills the guaranteed obligation, the rights acquired from the Bank by subrogation shall not be exercised during the continuation of the transaction between the Debtor and the Bank without the consent of the Bank.

6.	The guarantor represents and warrants to the Bank that the guarantor has received from the Borrower information concerning:

The status of the Debtor’s assets and income and expenditure, whether or not the Debtor owes any debts other than the principal debt, the amount of such debts and the status of performance, and if the Debtor has provided or intends to provide anything else as security for the principal debt, a statement to that effect and the details thereof.

7.	The Bank’s demand for performance against a guarantor shall be effective against the Debtor and other guarantors.

8.	The guarantor represents and warrants to the Bank that, as of the date of execution of this Guarantee Agreement, the guarantor is one of the persons specified in each item of Article 465-9 of the Civil Code.

9.	The Debtor represents and warrants to the Bank that it has provided the same information to the guarantor as the Debtor has provided to the Bank with respect to the following matters and that such information is true and accurate:

The status of the Debtor’s assets and income and expenditure, whether or not the Debtor owes any debts other than the principal debt, the amount of such debts and the status of performance, and if the Debtor has provided or intends to provide anything else as security for the principal debt, a statement to that effect and the details thereof.

10.	The Debtor agrees that the Bank may provide the guarantor with the information prescribed in Article 458-2 of the Civil Code upon request from the guarantor to the Bank.

Article 6 (Completion of internal procedures)

The borrower and guarantor, which is a legal entity, warrant that they have completed all procedures required by law and the Articles of Incorporation, including resolutions of the Board of Directors, if any, with respect to this agreement.

Article 7 (Obligation to create notarized documents)

The obligor and guarantor shall, at the request of the Bank, immediately take the necessary steps to prepare a notarial deed with acknowledgment of the obligation under this agreement and acceptance of compulsory execution. The costs incurred for this purpose shall be borne by the obligor.

October 26, 2022

Satoshi KOBAYASHI

Representative Director

Earlyworks Co., Ltd.

5-7-11, Ueno, Taito-ku, Tokyo

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